Exhibit 99.1

FOR IMMEDIATE RELEASE

May 5, 2007

Interline Brands, Inc.

Announces First Quarter 2008

Sales and Earnings Results

Jacksonville, Fla. – May 5, 2008 - Interline Brands, Inc. (NYSE: IBI) (“Interline” or the “Company”), a leading distributor and direct marketer of maintenance, repair and operations products, reported sales and earnings for the quarter ended March 28, 2008.  Sales for the first quarter of 2008 decreased 2.1% over the comparable 2007 period.  Earnings per diluted share were $0.27 for the first quarter of 2008, a decrease of 7% over earnings per diluted share of $0.29 in the same period last year.

Michael Grebe, Interline’s Chairman and Chief Executive Officer, commented, “The current market environment has proven to be one of the more challenging in recent memory.  While the first two months of the year were consistent with our initial expectations, revenues in March took an unexpected downturn in all three of our major end-markets.  April results have improved, but market visibility still remains at a very low level.  While we take steps to prudently manage the business in light of the current economic environment, we are steadfast in our commitment to managing the business for the long term. Our business model remains strong and we continue to execute on the fundamentals as well as numerous initiatives to restore growth.”

First Quarter 2008 Performance

Sales for the quarter ended March 28, 2008 were $289.1 million, a 2.1% decrease over sales of $295.4 million in the comparable 2007 period.  Interline’s facilities maintenance market, which comprised 68% of sales, grew 4.5% during the first quarter on an average daily sales basis.  This growth was offset by continued weakness in the pro contractor and specialty distributor end-markets.  The pro contractor end-market, which comprised 20% of sales, declined 15.2% in the quarter.  The specialty distributor end-market, which comprised 12% of sales, declined 12.6% for the quarter.

“First quarter results in our core end-markets were mixed.  The multi-family market, which represents one-third of our overall revenue, remained relatively strong while the institutional facilities market began to soften late in the first quarter.  Our pro contractor end-market remained weak as residential construction and remodeling activity continued to decline in the quarter. However, our national accounts and supply chain initiatives continued to score gains during the quarter, and we remain optimistic about the long-term prospects for our business,” said William Sanford, President and Chief Operating Officer.

Gross profit decreased $2.2 million to $110.1 million for the first quarter of 2008.  As a percentage of net sales, gross profit was 38.1 percent, a 10 basis point improvement compared to the first quarter of 2007.

Selling, general and administrative expenses for the first quarter of 2008 were $85.0 million compared to $85.3 million for the first quarter of 2007.  As a percentage of net sales, SG&A expenses were 29.4% compared to 28.9% in the comparable period of 2007.  The 50 basis point increase was primarily driven by fixed costs, such as rent and other occupancy expenses, partially offset by lower delivery and selling expenses.

As a result, first quarter 2008 operating income of $21.2 million, or 7.3% of sales, decreased 9.7% compared to $23.4 million, or 7.9% of sales in the first quarter of 2007.

Business Outlook

Mr. Grebe stated, “Despite operating in a difficult economic climate, our business is solid and our market position strong.  We are closely managing our operations to ensure we navigate through the current environment, while we remain focused on the initiatives that will build a stronger, more profitable organization when we emerge from this period of economic uncertainty.  We continue to consolidate and streamline our logistics network, we are moving forward with upgrades to our information technology infrastructure, and we are evaluating opportunities to enhance diversification, expand our market presence and improve our service to customers.

“We continue to feel positive about our facilities maintenance end-market in 2008.  However, given the current economic conditions, our forward visibility is as low as it has been in quite some time.  We expect the pro contractor and specialty distributor end-markets to remain weak throughout the year, and we expect that our business performance in the second quarter, on a relative basis, will be similar to the first quarter.  Further, our outlook reflects that the majority of the logistics and information technology investments that we outlined for 2008 will occur in the second quarter, and will cost us roughly 3 cents per share in one time costs including moving expenses, overlapping lease payments and so forth.  We therefore expect earnings per share for the second quarter of 2008 to be between 30 and 35 cents.  Further, we expect earnings per share for the full year 2008 to be between $1.45 and $1.61.”

Conference Call

Interline Brands will host a conference call on May 6, 2008 at 9:00 a.m. Eastern Time.  Interested parties may listen to the call toll free by dialing 1-800-427-0638 or 1-706-634-1170.  A digital recording will be available for replay two hours after the completion of the conference call by calling 1-800-642-1687 or 1-706-645-9291 and referencing Conference I.D. Number 44709242.  This recording will expire on May 20, 2008.

About Interline

Interline Brands, Inc. is a leading national distributor and direct marketer with headquarters in Jacksonville, Florida.  Interline provides maintenance, repair and operations (MRO) products to a diversified customer base made up of professional contractors, facilities maintenance professionals, and specialty distributors across North America and Central America.

Non-GAAP Financial Information

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”).  Interline’s management uses non-GAAP measures in its analysis of the Company’s performance.  Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.  References to average daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements.  The Company has tried, whenever possible, to identify these forward-looking statements using words such as “projects,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions.  Similarly, statements herein that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements.  The risks and uncertainties involving forward-looking statements include, for example, economic slowdowns, general market conditions, consumer spending and debt levels, adverse changes in trends in the home improvement and remodeling and home building markets, the failure to realize expected benefits from the AmSan acquisition, material facilities systems disruptions and shutdowns, the failure to locate, acquire and integrate acquisition candidates, commodity price risk, foreign currency exchange risk, interest rate risk, the dependence on key employees and other risks described in the Company’s Quarterly Report on Form 10-Q for the period ended March 28, 2008 and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2007.  These statements reflect the Company’s current beliefs and are based upon information currently available to it.  Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.  The Company does not currently intend, however, to update the information provided today prior to its next earnings release.

CONTACT: Tom Tossavainen

PHONE: 904-421-1441

INTERLINE BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 28, 2008 AND DECEMBER 28, 2007

(in thousands, except share and per share data)

	March 28,	December 28,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$70,236	$4,975
Short-term investments	4,000	48,540
Accounts receivable - trade (net of allowance for doubtful accounts of $7,978 and $7,268)	152,072	154,571
Inventory	190,813	190,974
Prepaid expenses and other current assets	20,429	23,664
Deferred income taxes	15,920	15,359
Total current assets	453,470	438,083

Property and equipment, net	41,036	37,131
Goodwill	313,470	313,462
Other intangible assets, net	135,042	136,734
Other assets	9,559	11,424
Total assets	$952,577	$936,834

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$65,080	$60,159
Accrued expenses and other current liabilities	38,805	42,175
Accrued interest	4,952	838
Income taxes payable	2,982	1,173
Current portion of long-term debt	2,300	2,300
Capital lease - current	222	218
Total current liabilities	114,341	106,863

Long-Term Liabilities:
Deferred income taxes	34,426	33,351
Long-term debt, net of current portion	414,750	416,290
Capital lease - long term	407	464
Other liabilities	2,469	2,452
Total liabilities	566,393	559,420
Commitments and contingencies
Senior preferred stock; $0.01 par value, 20,000,000 shares authorized; no shares outstanding as of March 28, 2008 and December 28, 2007	—	—

Shareholders’ Equity:
Common stock; $0.01 par value, 100,000,000 authorized; 32,465,709 issued and 32,384,316 outstanding as of March 28, 2008 and 32,350,188 issued and 32,308,105 outstanding as of December 28, 2007	325	324
Additional paid-in capital	568,940	567,860
Accumulated deficit	(182,992)	(191,666)
Accumulated other comprehensive income	1,538	1,751
Treasury stock, at cost, 81,393 shares as of March 28, 2008 and 42,083 shares as of December 28, 2007	(1,627)	(855)
Total shareholders’ equity	386,184	377,414
Total liabilities and shareholders’ equity	$952,577	$936,834

INTERLINE BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

THREE MONTHS ENDED MARCH 28, 2008 AND MARCH 30, 2007

(in thousands, except share and per share data)

	Three Months Ended
	March 28,	March 30,
	2008	2007

Net sales	$289,146	$295,403
Cost of sales	179,096	183,109
Gross profit	110,050	112,294

Operating Expenses:
Selling, general and administrative expenses	85,013	85,305
Depreciation and amortization	3,879	3,551
Total operating expense	88,892	88,856
Operating income	21,158	23,438

Interest expense	(7,742)	(8,560)
Interest and other income	695	605
Income before income taxes	14,111	15,483
Income tax provision	5,437	6,043
Net income	$8,674	$9,440

Earnings Per Share:
Basic	$0.27	$0.29
Diluted	$0.27	$0.29

Weighted-Average Shares Outstanding:
Basic	32,327,187	32,217,839
Diluted	32,644,551	32,603,148

INTERLINE BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED MARCH 28, 2008 AND MARCH 30, 2007

(in thousands)

	Three Months Ended
	March 28,	March 30,
	2008	2007
Cash Flows from Operating Activities:
Net income	$8,674	$9,440
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,993	3,761
Amortization of debt issuance costs	281	271
Amortization of discount on 81/2% senior subordinated notes	36	33
Share-based compensation	552	1,496
Excess tax benefits from share-based compensation	(24)	(158)
Deferred income taxes	396	(299)
Provision for doubtful accounts	1,077	824
Gain on disposal of property and equipment	—	(6)

Changes in assets and liabilities which provided (used) cash, net of business acquired:
Accounts receivable - trade	1,341	(10,570)
Inventory	67	6,301
Prepaid expenses and other current assets	3,231	6,177
Other assets	1,865	(270)
Accounts payable	4,943	11,544
Accrued expenses and other current liabilities	(3,284)	(2,475)
Accrued interest	4,114	1,606
Income taxes payable	1,830	2,715
Other liabilities	19	57
Net cash provided by operating activities	29,111	30,447
Cash Flows from Investing Activities:
Purchase of property and equipment, net	(6,500)	(3,517)
Purchase of short-term investments	(35,531)	—
Proceeds from sales and maturities of short-term investments	80,071	—
Purchase of businesses, net of cash acquired	(8)	(3)
Net cash provided by (used in) investing activities	38,032	(3,520)
Cash Flows from Financing Activities:
(Decrease) Increase in purchase card payable, net	(841)	1,580
Repayment of term debt	(1,575)	(604)
Payment of debt issuance costs	—	(34)
Proceeds from stock options exercised	505	187
Excess tax benefits from share-based compensation	141	158
Payments on capital lease obligations	(53)	(129)
Net cash (used in) provided by financing activities	(1,823)	1,158
Effect of exchange rate changes on cash and cash equivalents	(59)	7
Net increase in cash and cash equivalents	65,261	28,092
Cash and cash equivalents at beginning of period	4,975	6,852
Cash and cash equivalents at end of period	$70,236	$34,944

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for :
Interest	$3,706	$7,139
Income taxes, net of refunds	$2,990	$3,905

Schedule of Non-Cash Investing and Financing Activities:
Treasury stock acquired with accrued expenses and other current liabilities	$772	$317
Adjustments to liabilities assumed and goodwill on businesses acquired	$—	$154

INTERLINE BRANDS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP INFORMATION

THREE MONTHS ENDED MARCH 28, 2008 AND MARCH 30, 2007

(in thousands)

Adjusted EBITDA

	Three Months Ended
	March 28,	March 30,
	2008	2007
Adjusted EBITDA:
Net income (GAAP)	$8,674	$9,440
Interest expense	7,742	8,560
Interest income	(535)	(400)
Income tax provision	5,437	6,043
Depreciation and amortization	3,993	3,761
Adjusted EBITDA	$25,311	$27,404

We define Adjusted EBITDA as net income plus interest expense (income), net, change in fair value of interest rate swaps, cumulative effect of change in accounting principle, loss on extinguishment of debt, secondary offering and IPO related expenses, provision for income taxes and depreciation and amortization. Adjusted EBITDA is presented herein because we believe it to be relevant and useful information to our investors since it is consistently used by our management to evaluate the operating performance of our business and to compare our operating performance with that of our competitors. Management also uses Adjusted EBITDA for planning purposes, including the preparation of annual operating budgets, and to determine appropriate levels of operating and capital investments. Adjusted EBITDA excludes certain items, which we believe are not indicative of our core operating results. We therefore utilize Adjusted EBITDA as a useful alternative to net income as an indicator of our operating performance compared to the Company’s plan. However, Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, Adjusted EBITDA should not be used in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP, such as gross margin, operating income, net income, cash flows from operating, investing and financing activities or other income or cash flow statement data prepared in accordance with GAAP. While we believe that some of the items excluded from Adjusted EBITDA are not indicative of our core operating results, these items do impact our income statement, and management therefore utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as gross margin, operating income, net income, cash flows from operating, investing and financing activities or other income or cash flow statement data prepared in accordance with GAAP.